Exhibit 4.4

                              CONSULTING AGREEMENT

     This CONSULTING AGREEMENT ("Agreement") is entered into as of this June 20, 2002, by and between RAVEN MOON ENTERTAINMENT, INC., a Florida corporation (the "Company"), and David H. Popper ("Consultant").

     2. Engagement of Consultant. The Company hereby engages Consultant to provide the Company corporate legal services.

     2. Compensation. As a compensation for his services provided herein, the Company shall issue to Consultant stock options for 4,000,000 underlying shares ("Shares") of the Company's common stock ("Stock"), par value $.0001 per share, at the exercise price of $.02 per share, to be registered on the Form S-8.

     3. Expenses. Company shall assume and shall be responsible for all expenses incurred by Consultant and shall be responsible for all disbursements made in Consultant's activities.

     4. Relationship of the Parties; Consultant's Limitations of Authority. Except as otherwise specifically set forth in this Agreement, Consultant shall have no authority to represent Company as an agent of Company. Consultant shall have no authority to bind Company by any contract, representation, understanding, act, or deed concerning Company. Except as otherwise specifically set forth herein, neither the making of this Agreement nor the performance of any part of the provisions hereof shall be construed to constitute Consultant as an employee, agent or representative of Company for any purpose, nor shall this Agreement be deemed to establish a joint venture or partnership.

     5. Miscellaneous Provisions.

        5.1 Entire Agreement; Binding Effect. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any prior agreements or understandings between the parties. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and authorized assigns.

        5.2. Modification. This Agreement may be modified only upon the execution of a written agreement signed by both of the parties.

        5.3 Waivers. No failure on the part of either party hereto to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power, or remedy hereunder preclude any other or further exercises thereof or the exercise of any other right, power, or remedy.

        5.4 Governing Law; Venue and Jurisdiction. This Agreement shall be deemed to have been entered into in, and for all purposes shall be governed by, the laws of the State of Florida, without regard to Florida's choice of law decisions. The parties agree that any action brought by either party against the other in any court, whether federal or state, shall be brought within Orange County, Florida, in the applicable state and federal judicial districts and do hereby waive all questions of personal jurisdiction or venue for the purpose or carrying out this provision.

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        In witness whereof, the parties hereto have executed this Agreement as of the date and year first above written.

                                                 "COMPANY"

                                            RAVEN MOON ENTERTAINMENT, INC.


                                            By:  /s/  Joey DiFrancesco
                                               -------------------------------
                                                      Joey DiFrancesco
                                                      President

                                                 "CONSULTANT"


                                            /s/  David H. Popper
                                            ----------------------------------
                                                 David H. Popper

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